EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 21, 2017

Paychex, Inc. Reports Second Quarter Results

December 21, 2017

Second Quarter Fiscal 2018 Highlights

•	Total revenue increased 7% to $826.5 million.
•	Total service revenue also increased 7% to $812.5 million.
o	Payroll service revenue increased 1% to $444.8 million.
o	Human Resource Services revenue increased 15% to $367.7 million.
•	Operating income increased 7% to $332.2 million.
•	Net income increased 7% to $217.0 million and adjusted net income(1) increased 7% to $214.4 million.
•	Diluted earnings per share increased 7% to $0.60 per share and adjusted diluted earnings per share(1) increased 5% to $0.59 per share.

(1) Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (December 21, 2017) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $812.5 million for the three months ended November 30, 2017 (the “second quarter”), an increase of 7% from $760.0 million for the same period last year.  The acquisition of HR Outsourcing Holdings, Inc. (“HROI”), completed during August 2017, contributed approximately 3% to the total service revenue growth for the second quarter.  Net income and diluted earnings per share each increased 7% to $217.0 million and $0.60 per share, respectively, for the second quarter.    Adjusted net income increased 7% to $214.4 million and adjusted diluted earnings per share increased 5% to $0.59 per share for the second quarter.

Martin Mucci, President and Chief Executive Officer, commented,  “At the midpoint of our fiscal year, we have delivered solid growth across our major human capital management (“HCM”) product lines.  In particular, our comprehensive human resource (“HR”) outsourcing solutions, retirement services, and our time and attendance solutions have performed well.  As the integration of HROI into our existing professional employer organization (“PEO”) business continues, we are experiencing favorable results, further strengthening and expanding our presence in the PEO market and positioning us for stronger long-term growth.”

Mucci added, “At the HR Technology Conference and Exposition in October, we were excited to introduce our new product bundles, along with our do-it-yourself online employee handbook offering and our cutting-edge InVisionTM Iris Time Clock.  We are proud to continue to receive recognition for our innovation in technology, including our recent gold-medal award for the ‘Best Advance in HR or Workforce Management Technology for Small and Medium-sized Businesses’ from Brandon Hall Group.”

Payroll service revenue was $444.8 million for the second quarter, a  1% increase compared to the same period last year.  The increase was primarily driven by growth in revenue per check, which improved as a result of price increases, net of discounts.  The growth rate for the second quarter was tempered by changes in client base mix.

Human Resource Services (“HRS”) revenue was $367.7 million for the second quarter, an increase of 15% compared to the same period last year, including HROI.  HRS revenue growth was primarily driven by increases in our client base across most major HCM services, including: comprehensive HR outsourcing services; retirement services; time and attendance; and insurance services.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our PEO.  Retirement services revenue benefited from an increase in asset fee revenue earned on the asset value of participants’ funds as well as an increase in the number of plans served.  Insurance services revenue benefited from an increase in the number of health and benefit applicants, coupled with higher average premiums for our workers’ compensation insurance services.

Interest on funds held for clients increased 23% to $14.0 million for the second quarter, compared to the same period last year. The increase resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were largely flat for the second  quarter as the impact from wage inflation was offset by client mix.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2017	2016	Change	2017	2016	Change
Average investment balances:
Funds held for clients	$3,660.9	$3,661.7	—%	$3,723.8	$3,726.3	—%
Corporate investments	$893.7	$897.8	—%	$911.7	$932.7	(2)%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.5%	1.2%		1.5%	1.3%
Corporate investments	1.2%	1.1%		1.2%	1.0%

Total net realized gains	$—	$—		$—	$0.1

Total expenses increased 7% to $494.3 million for the second quarter compared to the same period last year.  HROI contributed approximately 5% to total expense growth.  Investments in technology and continued growth of our combined PEO business also attributed to the overall increase in total expenses.

Operating income increased 7% to $332.2 million for the second quarter compared to the same period last year.  Operating income, as a percent of total revenue, was 40.2% for the second quarter,  compared with 40.3% for the same period last year.

Our effective income tax rate was 35.0% for the second quarter compared to 35.2%  for the same period last year.  The effective income tax rates in both periods benefited from net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2018 Highlights

The highlights for the six months ended November 30, 2017 (the “six months”) are as follows:

•	Total revenue increased 6% to $1.6 billion.
•	Total service revenue increased 5% to $1.6 billion. HROI contributed approximately one and one-half percent to the total service revenue growth for the six months.
o	Payroll service revenue increased 1% to $902.6 million.
o	HRS revenue increased 11% to $713.0 million.
•	Operating income increased 7% to $677.2 million.
•	The effective income tax rate was 34.7% for the six months, compared to 34.1% for the same period last year.
•

Net income and diluted earnings per share each increased 6% to $444.8 million and $1.23 per share, respectively.  The impact of the acquisition of HROI on net income for the six months was modest, as HROI contributions to HRS revenue growth were largely offset by increases in expense.

•	Adjusted net income(1) and adjusted diluted earnings per share(1) each increased 8% to $437.2 million and $1.21 per share, respectively.

(1) Adjusted net income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on the next page for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of net income and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of November 30, 2017 remained strong with cash and total corporate investments of $819.5 million.  Our primary source of cash is generated from our ongoing operations.  Short-term borrowings totaled $133.4 million as of November 30, 2017.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of November 30, 2017, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, dividend payments, and business acquisitions, if any, for the foreseeable future.

Cash flows from operations were $519.4 million for the six months, an increase of 26% from the same period last year.  Operating cash flows were higher due to higher net income along with positive cash flow impacts from timing related to income taxes and PEO payroll accruals and unbilled receivables, which can fluctuate based on timing of period end compared to payroll check dates.

During the six months, we repurchased 1.6 million shares of our common stock for a total of $94.1 million.  In the respective prior year period, we repurchased 2.9 million shares for an aggregate of $166.2 million.

Non-GAAP Financial Measures

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2017	2016	Change	2017	2016	Change
Net income	$217.0	$202.1	7%	$444.8	$419.5	6%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments	(2.6)	(0.9)		(7.6)	(14.1)
Total non-GAAP adjustments	(2.6)	(0.9)		(7.6)	(14.1)
Adjusted net income	$214.4	$201.2	7%	$437.2	$405.4	8%

Diluted earnings per share	$0.60	$0.56	7%	$1.23	$1.16	6%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments	(0.01)	—		(0.02)	(0.04)
Total non-GAAP adjustments	$(0.01)	$—		(0.02)	(0.04)
Adjusted diluted earnings per share	$0.59	$0.56	5%	$1.21	$1.12	8%

In addition to reporting net income and diluted earnings per share, U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share both exclude the additional tax benefit or shortfall related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.  We believe presenting net income and diluted earnings per share excluding this particular discrete tax item allows a better understanding of our core business performance.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of GAAP and are not a required form of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2018 (“fiscal 2018”) is based upon current market, economic, and interest rate conditions continuing with no significant changes.  Our guidance for fiscal 2018 is unchanged from what we disclosed last quarter and is summarized as follows:

•	Payroll service revenue is anticipated to increase in the range of 1% to 2%;
•	HRS revenue is anticipated to increase in the range of 12% to 14%;
•	Interest on funds held for clients is expected to reflect growth in the mid- to upper-teens;
•	Total revenue is expected to grow approximately 6%;
•	Operating income, as a percent of total revenue, is anticipated to be in the range of 39% to 40%;
•	Investment income, net is expected to be in the range of $9.0 million to $11.0 million;

•	The effective income tax rate, excluding any potential impact from tax reform legislation, is anticipated to be in the range of 35.0% to 35.5%;
•	Net income is expected to increase approximately 5% and adjusted net income(1) is anticipated to increase approximately 7%; and
•	Diluted earnings per share is expected to increase in the range of 5% to 6% and adjusted diluted earnings per share(1) is expected to increase in the range of 7% to 8%.

Our fiscal 2018 guidance presented above does not include any impact from tax reform legislation.  We anticipate that the impact of tax reform legislation will be a benefit of 10% to 12%  on our annualized effective income tax rate.  This is based upon our current understanding of the legislation and may be subject to change upon further review of the final law and interpretive guidance that may be issued. We expect a portion of these benefits to be reinvested in the business to drive future growth.

(1) Adjusted net income and adjusted diluted earnings per share are non-GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on the previous page of this press release for a discussion of these non-GAAP measures.  The difference between our guidance for the GAAP measures of net income and diluted earnings per share and the related non-GAAP measures of adjusted net income and adjusted diluted earnings per share is limited to the additional tax benefit or shortfall related to employee stock-based compensation payments recognized in income taxes.  We have not incorporated any assumptions regarding such a discrete tax benefit in our fiscal 2018 projections for the second half of the year, as factors impacting the amount are subject to uncertainty.  The uncertainty primarily relates to employee decisions regarding exercise of stock-based awards and the market price of our common stock at the time.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) on the same day as this press release is issued, and it will be available at http://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 21, 2017 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000  payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn  (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future legal and legislative matters, including tax reform; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2017	2016	Change	2017	2016	Change
Revenue:
Payroll service revenue	$444.8	$440.9	1%	$902.6	$891.8	1%
Human Resource Services revenue	367.7	319.1	15%	713.0	641.7	11%
Total service revenue	812.5	760.0	7%	1,615.6	1,533.5	5%
Interest on funds held for clients (1)	14.0	11.4	23%	27.7	23.4	19%
Total revenue	826.5	771.4	7%	1,643.3	1,556.9	6%
Expenses:
Operating expenses	248.7	226.3	10%	480.8	451.4	7%
Selling, general and administrative expenses	245.6	234.0	5%	485.3	471.4	3%
Total expenses	494.3	460.3	7%	966.1	922.8	5%
Operating income	332.2	311.1	7%	677.2	634.1	7%
Investment income, net (1)	1.7	0.9	94%	3.8	2.4	59%
Income before income taxes	333.9	312.0	7%	681.0	636.5	7%
Income taxes	116.9	109.9	6%	236.2	217.0	9%
Net income	$217.0	$202.1	7%	$444.8	$419.5	6%

Basic earnings per share	$0.60	$0.56	7%	$1.24	$1.16	7%
Diluted earnings per share	$0.60	$0.56	7%	$1.23	$1.16	6%
Weighted-average common shares outstanding	359.1	360.2		359.0	360.4
Weighted-average common shares outstanding, assuming dilution	361.4	362.6		361.4	363.2
Cash dividends per common share	$0.50	$0.46		$1.00	$0.92

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	November 30,	May 31,
	2017	2017
ASSETS
Cash and cash equivalents	$257.2	$184.6
Corporate investments	81.4	138.8
Interest receivable	35.2	35.9
Accounts receivable, net of allowance for doubtful accounts	595.2	507.5
Prepaid income taxes	62.4	45.0
Prepaid expenses and other current assets	73.4	58.3
Current assets before funds held for clients	1,104.8	970.1
Funds held for clients	4,888.2	4,301.9
Total current assets	5,993.0	5,272.0
Long-term corporate investments	480.9	454.0
Property and equipment, net of accumulated depreciation	377.1	337.2
Intangible assets, net of accumulated amortization	77.4	57.6
Goodwill	698.1	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	33.2	30.9
Total assets	$7,684.6	$6,833.7

LIABILITIES
Accounts payable	$58.4	$57.2
Accrued compensation and related items	281.2	280.5
Short-term borrowings	133.4	—
Deferred revenue	27.0	22.9
Other current liabilities	103.8	91.9
Current liabilities before client fund obligations	603.8	452.5
Client fund obligations	4,897.9	4,272.6
Total current liabilities	5,501.7	4,725.1
Accrued income taxes	50.1	45.6
Deferred income taxes	85.0	33.9
Other long-term liabilities	78.9	73.8
Total liabilities	5,715.7	4,878.4

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.2 shares as of November 30, 2017 and 359.4 shares as of May 31, 2017	3.6	3.6
Additional paid-in capital	1,093.5	1,030.0
Retained earnings	881.0	901.7
Accumulated other comprehensive (loss)/income	(9.2)	20.0
Total stockholders’ equity	1,968.9	1,955.3
Total liabilities and stockholders’ equity	$7,684.6	$6,833.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended
	November 30,	November 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$444.8	$419.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	65.7	59.7
Amortization of premiums and discounts on available-for-sale securities, net	33.8	37.0
Stock-based compensation costs	19.1	17.6
Provision for deferred income taxes	68.4	24.0
Provision for allowance for doubtful accounts	1.8	2.7
Net realized gains on sales of available-for-sale securities	—	(0.1)
Changes in operating assets and liabilities:
Interest receivable	0.7	0.3
Accounts receivable	(56.5)	(123.0)
Prepaid expenses and other current assets	(25.8)	(46.4)
Accounts payable and other current liabilities	(34.3)	5.8
Net change in other long-term assets and liabilities	1.7	16.3
Net cash provided by operating activities	519.4	413.4
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(20,324.3)	(23,664.1)
Proceeds from sales and maturities of available-for-sale securities	20,708.7	24,198.5
Net change in funds held for clients’ money market securities and other cash equivalents	(1,018.0)	214.9
Purchases of property and equipment	(95.5)	(46.8)
Acquisition of businesses, net of cash acquired	(17.9)	—
Purchases of other assets	(4.1)	(4.6)
Net cash (used in)/provided by investing activities	(751.1)	697.9
FINANCING ACTIVITIES
Net change in client fund obligations	625.3	(693.6)
Net proceeds from short-term borrowings	133.4	103.1
Dividends paid	(358.9)	(331.5)
Repurchases of common shares	(94.1)	(166.2)
Activity related to equity-based plans	(1.4)	10.4
Net cash provided by/(used in) financing activities	304.3	(1,077.8)
Increase in cash and cash equivalents	72.6	33.5
Cash and cash equivalents, beginning of period	184.6	131.5
Cash and cash equivalents, end of period	$257.2	$165.0

© 2017 Paychex, Inc.